Exhibit 99.1

345 E. Main St.
Warsaw, IN 46580 www.zimmerbiomet.com

Media	Investors
Heather Zoumas-Lubeski	David DeMartino
(445) 248-0577	(646) 531-6115
heather.zoumaslubeski@zimmerbiomet.com	david.demartino@zimmerbiomet.com

Zach Weiner
(908) 591-6955
zach.weiner@zimmerbiomet.com

Zimmer Biomet Announces Upcoming Changes to

Company’s Board of Directors

(WARSAW, IN) February 25, 2025 — Zimmer Biomet Holdings, Inc. (NYSE and SIX: ZBH), a global medical technology leader, today announced upcoming changes to the Company’s Board of Directors, including:

•

Non-Executive Chairman of the Board Christopher Begley will retire from the Board of Directors at the Company’s annual meeting of stockholders on May 29, 2025, pursuant to the mandatory director retirement age in the Company’s Corporate Governance Guidelines;

•	President and CEO Ivan Tornos will become Chairman of the Board upon Mr. Begley’s retirement; and

•	Michael Farrell will become Lead Independent Director upon Mr. Begley’s retirement.

Retirement of Mr. Begley

“Chris has been a tremendous advisor to Zimmer Biomet since joining the Board in 2012. His vision, thoughtful counsel, and dedication to the Company have been instrumental in positioning Zimmer Biomet as a MedTech leader and innovator,” said Mr. Tornos. “On behalf of the entire Board of Directors and Leadership Team, I want to extend my deep gratitude to Chris for his exemplary leadership and service as a member of Zimmer Biomet’s Board. We have all benefited immensely from Chris’s guidance, leadership and mentorship as Board Chair.”

Mr. Begley has been a member of the Company’s Board of Directors since 2012, has served as Non-Executive Chairman since August 2023 and prior to that served as Lead Independent Director since May 2021. During his tenure as a Director, he has also served as a member of the Corporate Governance and the Compensation and Management Development Committees, and as Chair of the Quality, Regulatory and Technology Committee. He is the retired Chairman and Chief Executive Officer of Hospira, Inc. and the retired Non-Executive Chairman of the Board of Hanger, Inc.

Appointment of Mr. Tornos as Chairman of the Board

“Ivan has demonstrated bold leadership during his tenure as President and CEO, and prior to that as Chief Operating Officer, at Zimmer Biomet,” said Mr. Begley. “I and the entire Board of Directors are excited to see how he continues to drive even stronger value for patients, shareholders, physicians and customers in his expanded role as Chairman of the Board.”

Appointment of Mr. Farrell as Lead Independent Director

Mr. Farrell has been a Zimmer Biomet Board member since 2014 and currently serves as Chairman of the Compensation and Management Development Committee and as a member of the Quality, Regulatory and Technology Committee. He is the Chairman and Chief Executive Officer of ResMed Inc. Mr. Tornos stated, “We are honored to have Mick serve as our Lead Independent Director. He is a respected and accomplished business leader who brings strong integrity, a collaborative approach, and a valuable strategic perspective to our Board. I look forward to working with him in his new role.”

About Zimmer Biomet

Zimmer Biomet is a global medical technology leader with a comprehensive portfolio designed to maximize mobility and improve health. We seamlessly transform the patient experience through our innovative products and suite of integrated digital and robotic technologies that leverage data, data analytics and artificial intelligence.

With 90+ years of trusted leadership and proven expertise, Zimmer Biomet is positioned to deliver the highest quality solutions to patients and providers. Our legacy continues to come to life today through our progressive culture of evolution and innovation.

For more information about our product portfolio, our operations in 25+ countries and sales in 100+ countries or about joining our team, visit www.zimmerbiomet.com or follow on LinkedIn at www.linkedin.com/company/zimmerbiomet or X / Twitter at www.twitter.com/zimmerbiomet.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning Zimmer Biomet’s expectations, plans, prospects, and product and service offerings. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks, uncertainties and changes in circumstances that could cause actual outcomes and results to differ materially. For a list and description of some of such risks and uncertainties, see Zimmer Biomet’s periodic reports filed with the U.S. Securities and Exchange Commission (SEC). These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in Zimmer Biomet’s filings with the SEC. Forward-looking statements speak only as of the date they are made, and Zimmer Biomet disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this news release are cautioned not to rely on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary note is applicable to all forward-looking statements contained in this news release.

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